Exhibit 16.1

July 20, 2026

Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549 Commissioners:

We have read the statements made by American Well Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of American Well Corporation dated July 14, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts

PricewaterhouseCoopers LLP

101 Seaport Boulevard, Suite 500

Boston, Massachusetts 02210

(617) 530 5000

www.pwc.com/us